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As filed with the Securities and Exchange Commission on August 9, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DELTAGEN, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3260659
(State of Incorporation)	(I.R.S. Employer Identification No.)

DELTAGEN, INC.
1003 Hamilton Avenue
Menlo Park, California 94025
(650) 752-0200
(Address and telephone number, including area code, of principal executive offices)

Arcaris, Inc. 1997 Equity Incentive Plan, and
Ventana Genetics, Inc. Non-Qualified Stock Options
(Full title of the plans)

William Matthews, Ph.D.
President and Chief Executive Officer
Deltagen, Inc.
1003 Hamilton Avenue
Menlo Park, California 94025
(650) 752-0200
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Alan Talkington, Esq.
Orrick, Herrington & Sutcliffe LLP
400 Sansome Street
San Francisco, California 94111
(415) 392-1122
(415) 773-5759 (fax)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock ($0.001 par value per share) issuable pursuant to outstanding stock awards under the Arcaris, Inc. 1997 Equity Incentive Plan	64,256	$3.17-4.24	$265,690.58	$66.42

Common Stock ($0.001 par value per share) issuable pursuant to outstanding Ventana Genetics, Inc. Non-Qualified Stock Options	13,025	$1.90	$24,747.50	6.19

TOTAL	77,281			72.61

(1)
Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(h). The offering price per share and the aggregate offering price are based upon the weighted average exercise price for shares subject to outstanding stock awards granted pursuant to the Arcaris, Inc. 1997 Equity Incentive Plan and Ventana Genetics, Inc. Non-Qualified Stock Options (collectively, the "Awards").

  This registration statement shall cover any additional shares of Common Stock that become issuable pursuant to the Awards by reason of any stock dividend, stock split, recapitalization or any other similar transaction, without the receipt of consideration, which results in an increase in the number of shares of Registrant's outstanding Common Stock.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents filed by Deltagen, Inc. (the "Registrant" or "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

      (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed April 2, 2001;

      (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, as filed May 14, 2001 and August 9, 2001, respectively; and

      (c) The description of the Company's Common Stock set forth in its Registration Statement on Form 8-A filed with the Commission on July 25, 2001, as amended through the date hereof.

    All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

Item 4. Description of Securities.

    Not Applicable

Item 5. Interests of Names Experts and Counsel.

    Not Applicable

Item 6. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law provides for indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII of the Registrant's Restated Certificate of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

    The Underwriting Agreement (Exhibit 1.1 to the Registration Statement on Form S-1 (File No. 333-34668) declared effective on August 2, 2000) provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

Item 7. Exemption From Registration Claimed.

    Not Applicable

Item 8. Exhibits.

Exhibit Number
5	Opinion of Orrick, Herrington & Sutcliffe LLP
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants
23.2	Consent of Orrick, Herrington & Sutcliffe LLP is contained in Exhibit 5 of this Registration Statement
24	Power of Attorney follows signature page
99.1	Arcaris, Inc. 1997 Equity Incentive Plan
99.2	Form of Ventana Genetics, Inc. Non-Qualified Stock Option

Item 9. Undertakings.

    1.  The undersigned registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

      (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    2.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on August 9, 2001.

DELTAGEN, INC.
/s/ AUGUSTINE G. YEE Augustine G. Yee Vice President of Corporate Development, General Counsel and Secretary

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Augustine G. Yee, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ WILLIAM MATTHEWS, PH.D. William Matthews, Ph.D.	President and Chief Executive Officer and Director (Principal Executive Officer)	August 9, 2001
/s/ RICHARD H. HAWKINS Richard H. Hawkins	Chief Financial Officer (Principal Financial and Accounting Officer)	August 9, 2001
/s/ PHILIPPE CHAMBON, M.D., PH.D. Philippe Chambon, M.D., Ph.D.	Director	August 9, 2001
/s/ THOMAS A. PENN Thomas A. Penn	Director	August 9, 2001
/s/ WILLIAM A. SCOTT William A. Scott	Director	August 9, 2001

EXHIBIT INDEX

Exhibit Number
5	Opinion of Orrick, Herrington & Sutcliffe LLP
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants
23.2	Consent of Orrick, Herrington & Sutcliffe LLP is contained in Exhibit 5 of this Registration Statement
24	Power of Attorney follows signature page
99.1	Arcaris, Inc. 1997 Equity Incentive Plan
99.2	Form of Ventana Genetics, Inc. Non-Qualified Stock Option

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INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Names Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption From Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX